Exhibit 10.5

Termination Agreement of Contract Manufacturing Agreement - Lithography Laser

This Termination Agreement of the Contract Manufacturing Agreement is entered into as of March 3, 2003, by and between Cymer, Inc., a Nevada corporation (“CYMER USA”), with offices at 16750 Via Del Campo Ct., San Diego, CA 92127, Cymer Japan, Inc., a Japanese corporation and a wholly-owned subsidiary of CYMER USA (“CJI”) with offices at 4-17-8 Minamiyawata, Ichikawa-shi, Chiba 272-0023, Japan, and Seiko Instruments Inc., a Japanese corporation (“SII”), with offices at 8, Nakase 1-chome, Mihama-ku, Chiba 261-8507, Japan.

WHEREAS, CYMER USA and SII entered into a Contract Manufacturing Agreement as of August 28, 1992 and Addendum No.1 to the Agreement on February 1, 1996 and Addendum No.2 to the Agreement on February 21, 2000 (all hereinafter the “Agreement”). SII, CYMER USA and CJI desire to terminate the Agreement on March 31, 2003, and have agreed, on the terms and conditions set forth in this Termination Agreement, to terminate the Agreement as of March 31, 2003 by mutual agreement.

NOW THEREFORE, in consideration of the premises, and mutual covenants contained herein, the parties agree as follows:

1.     TERMINATION OF THE AGREEMENT

The parties acknowledge, confirm and agree that:

1) as of March 31, 2003(“Termination Date”) the Agreement shall be terminated by mutual agreement and, except as may be specifically provided herein, the Agreement, shall be of no further force and effect thereafter; and

2) except as may be specifically provided herein, each party hereby, for itself and for its past and future agents, officers, directors, employees, shareholders, independent contractors, and partners, and their respective successors, predecessors, heirs and assigns, releases fully and forever after the Termination Date, the other parties and their past and future agents, officers, directors, employees, shareholders, independent contractors, and partners, and their respective successors, predecessors, heirs and assigns, from any and all claims, demands, causes of action, obligations, damages, or liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, whether fixed or contingent, concealed or hidden, which now exist or may hereafter exist, arising out of or in connection with the Agreement, the Addendum No.1 and the Addendum No.2.

2.     Each party expressly acknowledges and agrees, that its rights and obligations pursuant to Sections 7-10, 11.4, 12-17 and 19-23 of the Agreement shall survive the termination of the Agreement, provided, however, that Section 7.2 and Section 11.4 shall survive after amendment as follows:

2.1.  The first paragraph of Section 7.2 of the Agreement shall be deleted in its entirety and restated to read as follows;

Except as may be specifically provided in the second paragraph of Section 7.2, SII shall be released from any warranty obligations arising out of or in connection with any defects in material and workmanship (“Defects”) of the Products after the termination of the Agreement, including, but not limited to, in case such Defects are attributable to SII, and CYMER USA and CJI agree to release, fully and forever after termination of the Agreement, SII and its past and future agents, officers, directors, employees, shareholders, independent contractors, and partners, and their respective successors, predecessors, heirs and assigns, from any and all claims, demands, causes of action, obligations, damages, or liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, whether fixed or contingent, concealed or hidden, which now exist or may hereafter exist, arising out of or in connection with such Defects.

2.2.  Section 11.4 shall be deleted in its entirety and restated to read as follows;

11.4 Return of Materials. Upon termination or expiration of this Agreement, SII shall within forty five (45) days of such termination or expiration (a) return to CYMER all parts, modules and subsystems held in inventory for which SII will be compensated at cost, and all drawings, plans, designs, tooling, equipment, Test Equipment, descriptions of processes, and all other materials related to Technical information or Specifications as well as all materials deemed confidential under this Agreement, or otherwise supplied to SII under this agreement, including without limitation all tangible embodiments of the information with respect to the CYMER Products, and all copies thereof, and notes and documentation related thereto, if any, at CYMER’s expenses, including without limitation, the expense of packing and transportation and (b) certify in writing as to the compliance of this section. Notwithstanding the foregoing, SII may keep the copies of shipment records, assembly procedure manuals, assembly check sheets, test procedure manuals, test check sheets and other materials in order to correspond to a product liability Claim against SII. SII shall submit to CYMER the list of such copies. SII shall keep these copies as confidential information for ten (10) years pursuant to Section 10.

3.     GOVERNING LAW

The validity, construction, and performance of this Termination Agreement and the legal relations among the parties to this Agreement shall be governed by and construed in accordance with the laws of Japan, without reference to its principles of conflicts of laws or statutory rules of arbitration. All disputes, controversies or differences which may arise between the parties, out of or in relation to or in connection with this Termination Agreement, or for the breach thereof, shall be settled by negotiation in good faith between the parties as promptly as possible. If such disputes, controversies or differences are not settled amicably, within sixty (60) days of written notice, either party may proceed to initiate an arbitration. The arbitration shall be held in Honolulu, Hawaii under the commercial rules and auspices of the Asia/Pacific Center for the Resolution of International Business Disputes (the ‘‘Center), by which each party is hereby bound. Under such arbitration there shall be three arbitrators. Each party, within thirty (30) days after initiation of the arbitration, shall appoint one arbitrator and instruct them, respectively, to select together the third arbitrator; but if they cannot select the third arbitrator within sixty (60) days after initiation of the arbitration, then the Center may appoint the third arbitrator in accordance with its rules. The arbitrators shall apply Japanese law to the merits of any disputes or claim, without reference to rules of conflicts of law. The arbitral proceedings and all pleadings and written evidence shall be in the English l language.  Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof. The award rendered by the arbitrator shall be final and binding upon the parties and may be enforced in any court of competent jurisdiction.

4.     ENTIRE AGREEMENT

The parties expressly acknowledge that they have read this Termination Agreement and understand its provisions. The parties further agree and acknowledge that they understand that this Termination Agreement constitutes the entire agreement between them with respect to the subject matter of this Termination Agreement, and that it supersedes all prior proposals, agreements, negotiations, representations, writings, and all other communications, whether written or oral, between them with regard to the subject matter of this Termination Agreement. No modification of waiver of any provision of this Termination Agreement shall be effective unless it is in writing and signed by each party. This Termination Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which shall constitute one document.

IN WITNESS WHEREOF, the parties hereto have caused this ANNULLING AGREEMENT to be executed by their authorized representatives.

CYMER, INC.;		SEIKO INSTRUMENTS INC.;
a Nevada corporation		a Japanese corporation

By:	/s/ Pascal Didier	By:	/s/ Hiroyuki Funamoto
Name	: Pascal Didier	Name	: Hiroyuki Funamoto
Title	: President	Title	: Division Manager

CYMER JAPAN, INC.;
a Japanese Corporation

By:	/s/ Pascal Didier
Name	: Pascal Didier
Title	: Representative Director